Exhibit 8.3

May 3, 2017

OncoGenex Pharmaceuticals, Inc.

19820 North Creek Parkway

Bothell, Washington 98011

Re:	Contingent Value Rights (CVRs) Issued by OncoGenex Pharmaceuticals, Inc.

Ladies and Gentlemen,

At your request, and in connection with the filing of the Registration Statement, as defined below, we are rendering our opinion regarding the federal income tax consequences under the U.S. Internal Revenue Code of 1986, as amended (the “Code”) of the distribution and issuance of contingent value rights (“CVRs”) to common stockholders of OncoGenex Pharmaceuticals, Inc., a Delaware corporation (“OncoGenex”), prior to completion of the First Merger, as defined below, and under the terms expressed in the form of the CVR agreement attached as Annex F to the Registration Statement on Form S-4 of OncoGenex (as amended or supplemented, the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, including the proxy statement/prospectus/information statement forming a part thereof (the “Proxy Statement/Prospectus/Information Statement”). Subsequent to the distribution and issuance of CVRs, and pursuant to that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) dated as of January 5, 2017, Ash Acquisition Sub, Inc., a Delaware corporation (“Merger Sub 1”), and a wholly owned subsidiary of OncoGenex, is proposed to merge with and into Achieve Life Sciences, Inc. (“Achieve”), a Delaware corporation, (the “First Merger”) with Achieve becoming a wholly-owned subsidiary of OncoGenex and the surviving corporation of the First Merger (the “Initial Surviving Corporation”), and, promptly following the First Merger and as part of the same plan and arrangement, the Initial Surviving Corporation will merge with and into Ash Acquisition Sub 2, Inc. (“Merger Sub 2”), a Delaware corporation and wholly owned subsidiary of OncoGenex, with Merger Sub 2 continuing as the surviving entity in the second merger as a direct wholly owned subsidiary of OncoGenex (the First Merger and the second merger, together, are referred to as the “Merger”).

In rendering our opinion we have examined the following documents (the “Documents”):

(a)	The form of the CVR agreement attached as Annex F to the Registration Statement;

(b)	The Registration Statement;

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May 3, 2017

(c)	Certain representations and other statements made by OncoGenex in a letter delivered to us in connection with this opinion; and

(d)	Such other documents and records as we have deemed necessary in order to enable us to render our opinion.

In rendering our opinion, we have assumed, without any independent investigation or verification of any kind, that all of the information as to factual matters contained in the Documents is true, correct, and complete. Any inaccuracy with respect to factual matters contained in the Documents or incompleteness in our understanding of the facts could alter the conclusion reached in our opinion.

In addition, for purposes of rendering our opinion, we have assumed with your permission that (i) all signatures on all Documents reviewed by us are genuine, (ii) all Documents submitted to us as originals are true and correct, (iii) all Documents submitted to us as copies are true and correct copies of the originals thereof, (iv) each natural person signing any Document reviewed by us had the legal capacity to do so, (v) the CVR agreement effected will be substantially similar to the form of the CVR Agreement attached as Annex F to the Proxy Statement/Prospectus/Information Statement, and (vi) the CVR agreement effected will be entered into prior to completion of the First Merger.

It is our opinion that the distribution and issuance of CVRs to holders of OncoGenex common stock prior to completion of the First Merger and under the terms expressed in the form of the CVR agreement attached as Annex F to the Proxy Statement/Prospectus/Information Statement is more likely than not to be treated as a distribution of property with respect to OncoGenex common stock under the Code. Subject to the limitations and qualifications set forth in this letter and the section titled “Tax Treatment of CVRs” of the Proxy Statement/Prospectus/Information Statement, we confirm that the section titled “Tax Treatment of CVRs” of the Proxy Statement/Prospectus/Information Statement constitutes our opinion of the material U.S. federal income tax consequences of the distribution and issuance of CVRs to common stockholders of OncoGenex prior to completion of the First Merger and under the terms expressed in the form of the CVR agreement attached as Annex F to the Proxy Statement/Prospectus/Information Statement. Other than that expressed in this letter and the section titled “Tax Treatment of CVRs” of the Proxy Statement/Prospectus/Information Statement, we express no opinion on the tax consequences of the distribution and issuance of CVRs under state, local and foreign tax laws. Importantly, we are not opining on the federal income tax treatment under the Code of the distribution and issuance of CVRs to common stockholders of OncoGenex if the CVRs are not distributed and issued prior to completion of the First Merger or if the terms of the CVR agreement as effected are not substantially similar to the form of the CVR Agreement attached as Annex F to the Proxy Statement/Prospectus/Information Statement.

This opinion is being rendered solely in connection with the filing of the Registration Statement. This opinion is rendered only as of the date hereof, and we undertake no obligation to supplement, update or revise the opinion after the date hereof to reflect any changes (including

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May 3, 2017

changes that have retroactive effect) in applicable law or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, agreement or assumption relied upon herein that becomes untrue, incorrect or incomplete.

Our opinion is based upon the Code, applicable U.S. Treasury Regulations promulgated or proposed under the Code, published administrative rulings and procedures, judicial decisions and other applicable authorities, all as in effect on the date hereof, which are subject to change (possibly with retroactive effect) so as to affect the conclusions stated herein. Moreover, there can be no assurance that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court. Further, if the facts vary from those relied upon (including if any representation, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Tax Treatment of CVRs” therein. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act.

Very truly yours,

/s/ FENWICK & WEST LLP